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PRESS RELEASE                    FOR IMMEDIATE RELEASE
DECEMBER 10, 1999                ---------------------
NEWSOUTH BANCORP, INC.           For More Information Contact:
                                 Bill Wall or Tom Vann
                                 (252) 946-4178



                  FIRST SOUTH BANK
           ANNOUNCES AGREEMENT TO ACQUIRE
            SIX BRANCHES OF TRIANGLE BANK

Washington, North Carolina - NewSouth Bancorp, Inc. (Nasdaq: NSBC)

First South Bank, a wholly owned subsidiary of NewSouth Bancorp Inc. (Nasdaq:NSBC), announced today that it has reached an agreement with Centura Bank and Triangle Bank for First South Bank to acquire five of Triangle's branch offices located in Rocky Mount, North Carolina and one office located in Tarboro, North Carolina.

Under terms of the agreement, First South will assume deposits of six of Triangle's branch offices and purchase certain other assets, subject to regulatory approval and certain other conditions. The deposits of these branch offices totaled approximately $147 million at October 31, 1999. Five of the six branch offices are expected to become branches of First South, while one of the branch offices is expected to be closed with the deposits and loans to be serviced out of a nearby existing First South branch office. The transaction is expected to be completed in the first quarter of 2000.

On announcing this transaction, Tom Vann, President of First South Bank, stated "This acquisition represents a continuation of the growth of our existing branch network, and is expected to benefit First South Bank's earnings in future periods. We look forward to offering the services of First South Bank to the customers of these branch offices and welcome them to the First South Bank family."

At November 30, 1999, NewSouth Bancorp had total assets of approximately $425 million, deposits of approximately $340 million and stockholders' equity of approximately $43 million (unaudited).

First South Bank currently serves eastern North Carolina from its main office located in Washington, North Carolina with full service branch offices located in Chocowinity, Greenville, Elizabeth City, Fayetteville, Kinston, Lumberton, New Bern, Rocky Mount and
Washington, North Carolina.